Exhibit 10.49

May 22, 2008

Andrew Hidalgo
608 Perimeter Drive
Downingtown, PA 19335

Re: Amendment to Employment Agreement

Dear Andy,

As Chairman of the Executive Committee of the WPCS International Incorporated Board of Directors, I wish to inform you that the committee has duly executed a resolution to increase your compensation. This letter shall serve as an amendment to the employment agreement effective February 1, 2004 between Employee and Employer (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement. Section 5 of the Agreement is hereby amended and replaced in its entirety with the following:
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5. Compensation of Hidalgo. As compensation for the services provided by Hidalgo under this Paragraph, the Company shall pay Hidalgo an annual salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) to be paid in accordance with the Company’s usual payroll procedures. In addition to the above base compensation, Hidalgo shall be eligible to receive bonuses based on the performance of the Company.
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The foregoing amendment shall be effective as of June 1, 2008. Please confirm your acceptance by signing below.

Respectfully,

/s/ Norm Dumbroff
Norm Dumbroff
Chairman of the Executive Committee
Board of Directors
WPCS International Incorporated

Accepted and agreed to this the 22nd day of May 2008.

/s/ Andrew Hidalgo
Andrew Hidalgo